Exhibit 99.1

BioLife Solutions Announces Fourth Quarter and Full Year 2017 Financial Results

Revenue Increased 39% for the Quarter and 34% for the Year

Achieves Positive Cash Flow from Operations for the Year

Reaffirms Guidance for 2018 Operating Profit

Conference Call and Webcast Begin at 4:30 p.m. Eastern Time Today

BOTHELL, Washington — March 8, 2018 — BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife”), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media, today reported financial results and operational highlights for the three and 12 months ended December 31, 2017.

Revenue from biopreservation media product sales for the fourth quarter of 2017 reached a new record of $3.1 million, an increase of 39% compared with the fourth quarter of 2016. This was the 10th consecutive quarter of record revenue. Revenue for the full year 2017 was $11.0 million, an increase of 34% over 2016. Revenue growth was driven by sales of CryoStor® and HypoThermosol® clinical grade biopreservation media products to the high-growth regenerative medicine, drug discovery segments and to BioLife’s worldwide distributor network. In 2017, BioLife gained more than 100 new direct customers, with more than half of these in the regenerative medicine market segment.

Mike Rice, BioLife President & CEO, commented, “We successfully executed in key performance areas throughout 2017. We closed the year with record revenue, increased product adoption, positive cash flow from operations and a strengthened balance sheet. We are well positioned for continued growth in 2018 as more of our regenerative medicine customers progress through clinical trials and secure regulatory approvals. I am pleased to report that 2018 is starting off with strong sales growth and we look forward to reporting our Q1 results.”

2017 Market Segment & Channel Highlights

Regenerative Medicine (cell therapy, tissue engineering, stem cell transplant)

•	Product revenue: $5.3 million; 48% of total revenue representing a 54% increase over 2016.

•	Key customers: Adaptimmune, ApCeth, Celyad, GamidaCell, HemaCare, Hitachi, IOVANCE, Gilead Kite, Kolon, Lonza and WuXi.

•	Our products are embedded in more than 275 customer clinical applications, including 15 to 20 phase 3 clinical trials. The number of clinical applications employing BioLife storage and freeze media increased by 75 over the year.

•	Gained 61 new direct regenerative medicine customers in 2017.

•	Sole source supplier for two approved cell therapies; YESCARTA™, a Gilead Kite Pharma CAR T cell therapy for certain types of large B cell lymphoma and INVOSSA™, Kolon Life Science’s cell mediated gene therapy for knee osteoarthritis.

•	Executed long term agreements to supply CryoStor and/or HypoThermosol to Adaptimmune, Celyad and two confidential customers.

Drug Discovery (pharma, cell suppliers)

•	Product revenue: $1.3 million; 12% of total revenue with 8% growth over 2016.

•	Key customers: AbbVie, Cellular Dynamics, Lifenet Health, Thermo Fisher and Lonza.

•	Key cell types preserved with BioLife products; iPSC cardiomyocytes and hepatocytes.

Biobanking (cord blood banks, tissue banks, hair transplant surgeons)

•	Product revenue: $1.2 million; 11% of total revenue with 10% growth over 2016.

•	Key customers: Cbr, CellCare, Ticeba and ViaCord.

•	Key cell/tissue types preserved with BioLife products; umbilical cord blood and tissue stem cells, adult stem cells and hair follicles.

Distributors

•	Product revenue: $3.2 million; 29% of total revenue with 30% growth over 2016.

•	Key worldwide distributors: STEMCELL Technologies, Millipore Sigma, Thermo Fisher and VWR.

•	15 other regional international distributors concentrated in Europe and Asia Pacific.

Fourth Quarter 2017 Financial Results

•	Gross margin for the fourth quarter of 2017 was 59% compared with 61% in the fourth quarter of 2016. The decrease in gross margin was a function of higher than average production in the fourth quarter of 2016, which resulted in lower COGS per liter.

•	Operating expenses for the fourth quarter of 2017 were $2.1 million, a 3% increase from $2.0 million in the fourth quarter of 2016. Reductions in R&D and sales and marketing expenses were offset by an increase in G&A, primarily attributable to one-time, non-recurring charges.

•	Operating loss for the fourth quarter of 2017 was $218,000, compared with $627,000 in the fourth quarter of 2016.

•	Net loss attributable to common shareholders for the fourth quarter of 2017 was $664,000, or $0.05 per share, compared with a net loss of $3.3 million, or $0.26 per share, in the fourth quarter of 2016.

•	Adjusted EBITDA for the fourth quarter of 2017 was positive $132,000 compared with negative $103,000 for the fourth quarter of 2016.

•	Cash provided by operations for the fourth quarter of 2017 was $803,000, compared with cash used by operations of $668,000 in the prior-year period.

Full Year 2017 Financial Results

•	Gross margin 2017 was 61% compared with 58% for 2016. The increase reflects higher sales volume and higher ASP’s in 2017.

•	Operating expenses for the 2017 were $7.8 million, a 19% decrease from $9.6 million for the 2016. The decline was primarily due to restructuring the SAVSU joint venture in late 2016.

•	Operating loss for 2017 was $1.1 million compared with $4.9 million 2016.

•	Net loss attributable to common shareholders for 2017 was $2.7 million, or $0.21 per share, compared with a net loss of $6.9 million, or $0.54 per share for 2016.

•	Adjusted EBITDA for 2017 was positive $444,000 compared with negative $2.6 million for 2016.

•	Positive cash from operations for the full year of 2017 was $605,000, compared with negative cash from operations of $4.3 million for 2016.

•	Ended 2017 debt free by converting a $4.25 million, senior credit facility with WAVI, the Company’s largest shareholder, into shares of Series A redeemable preferred stock.

•	Generated $4.0 million in cash from the exercise of outstanding options and warrants, ending 2017 with a cash balance of $6.7 million compared to $1.4 million at the end of 2016.

Roderick de Greef, BioLife Chief Financial Officer, remarked, “Across the board, our 2017 financial results exceeded the guidance we issued in January 2017 and subsequently updated in November 2017. More importantly, we have established a strong foundation for continued revenue growth and gross margin expansion, and expect to achieve GAAP operating profitability for the first time in the Company’s history in 2018.”

2018 Financial Guidance

Management is reaffirming guidance for 2018 as follows:

•	Biopreservation media revenue is expected to range between $13.6 million and $14.7 million, representing growth of 25% to 35% over 2017 revenue of $11.0 million.

•	Gross margin is expected to be between 62% and 64%, compared with 61% in 2017.

•	To support enhancements to our quality management system, operating expenses are expected to be $9.0 to $9.5 million, compared with $7.8 million in 2017.

•	Full-year GAAP operating profit, with proportional increases in adjusted EBITDA and cash flow from operations.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the live webcast, please go to www.biolifesolutions.com and click on the top banner, or directly at www.biolifesolutions.com/earnings/. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 8488316. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions is the leading developer, manufacturer and supplier of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media for cells and tissues. Our proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the regenerative medicine, biobanking and drug discovery markets. Our biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death; offering commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function.

For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

Cautions Regarding Forward Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements concerning the company's anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, commercial manufacturing of our customers' products, and projected financial results, cash flow and liquidity, including the potential of achieving GAAP operating profit for the full-year of 2018. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Discussion of Non-GAAP Financial Measures

BioLife’s management believes that the non-GAAP measure of “Adjusted EBITDA” enhances an investor’s understanding of the Company’s financial and operating performance and its future prospects by being more reflective of core operating performance. BioLife’s management uses this financial metric for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be reviewed in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables in this press release.

Adjusted EBITDA Definition:

“Adjusted EBITDA” is a non-GAAP measure defined by BioLife as net income/(loss) excluding interest expense/(income), income tax expense, depreciation expense, amortization expense, stock-based compensation expense, loss on deconsolidation of joint venture and the loss/(gain) on equity method investments.

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Media & Investor Relations

Roderick de Greef

Chief Financial Officer

(425) 686-6002

rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenue	$3,134	$2,250	$11,022	$8,227
Cost of product sales	1,294	884	4,276	3,448
Gross profit	1,840	1,366	6,746	4,779
Gross margin %	59%	61%	61%	58%
Operating expenses
Research and development	295	428	1,193	2,029
Sales and marketing	539	610	2,086	3,009
General and administrative	1,224	955	4,523	4,592
Total operating expenses	2,058	1,993	7,802	9,630

Operating loss	(218)	(627)	(1,056)	(4,851)

Loss on deconsolidation of biologistex	––	(2,786)	––	(2,786)
Loss from equity method investment in SAVSU	(298)	––	(1,005)	––
Other income (expenses)	(42)	(152)	(454)	(404)
Total other income (expenses)	(340)	(2,938)	(1,459)	(3,190)

Net loss	(558)	(3,565)	(2,515)	(8,041)
Net loss attributable to non-controlling interest	––	241	––	1,166
Net loss attributable to BioLife Solutions, Inc.	(558)	(3,324)	(2,515)	(6,875)
Less: Preferred stock dividends	(106)	––	(213)	––
Net loss attributable to common stockholders	$(664)	$(3,324)	$(2,728)	$(6,875)

Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.05)	$(0.26)	$(0.21)	$(0.54)
Basic and diluted weighted average common shares outstanding	13,744	12,798	13,264	12,643

Non-GAAP Reconciliation:

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net loss attributable to BioLife Solutions, Inc.	$(558)	$(3,324)	$(2,515)	$(6,875)
Interest expense/(income), net	1	58	190	98
Depreciation expense	79	90	338	366
Amortization of debt discount	––	94	156	218
EBITDA	(478)	(3,082)	(1,831)	(6,193)
Share-based compensation (non-cash)	312	193	1,270	777
Loss on deconsolidation of biologistex	––	2,786	––	2,786
Loss from equity-method investment in SAVSU (non-cash)	298	––	1,005	––
Adjusted EBITDA	$132	$(103)	$444	$(2,630)

BIOLIFE SOLUTIONS, INC.
Unaudited Condensed Consolidated Balance Sheet Information
(In thousands)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$6,663	$1,406
Accounts receivable	1,021	1,194
Inventories	1,847	1,758
Total current assets	9,931	4,628
Total assets	12,143	7,927

Total current liabilities	1,513	1,133
Total liabilities	2,051	4,761
Total Shareholders' equity	10,092	3,166

BIOLIFE SOLUTIONS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows Information
(In thousands)

	Year Ended
	December 31, 2017	December 31, 2016
Cash provided/(used) by operating activities	$605	$(4,327)
Cash provided/(used) by investing activities	(144)	393
Cash provided/(used) by financing activities	4,796	3,167
Net increase (decrease) in cash and equivalents	$5,257	$(767)